As filed with the Securities and Exchange Commission on August 29, 2005
                                                    Registration No. 333-110340
_______________________________________________________________________________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        _________________________________

                RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC.
                                   (Depositor)

             (Exact Name of Registrant as Specified in its Charter)
                         8400 NORMANDALE LAKE BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55437

    DELAWARE                   (952) 832-7000                     41-1808858
(State or Other       (Address, Including Zip Code, and        (I.R.S. Employer
Jurisdiction of    Telephone Number, Including Area Code,    Identification No.)
Incorporation Or     of Registrant's Principal Executive
Organization)                     Offices)

                           BRUCE J. PARADIS, PRESIDENT
                RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC.
                         8400 NORMANDALE LAKE BOULEVARD
                          MINNEAPOLIS, MINNESOTA 55437
                                 (952) 832-7000

(Address, Including Zip Code, and Telephone Number Including Area Code, of Agent
                                  For Service)

                                   Copies to:

    PAUL A. JORISSEN, ESQ.         RICHARD V. KENT, ESQ.      KATHARINE I. CROST, ESQ.
MAYER, BROWN, ROWE AND MAW LLP   GMAC MORTGAGE GROUP, INC.      ORRICK, HERRINGTON &
         1675 BROADWAY             200 RENAISSANCE CENTER          SUTCLIFFE LLP
   NEW YORK, NEW YORK 10019        MAIL CODE 482-B09-B11          666 FIFTH AVENUE
                                  DETROIT, MICHIGAN 48265     NEW YORK, NEW YORK 10103

        Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective as determined by market conditions.
        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

        This Post-Effective Amendment to the Registration Statement is being filed to update the Undertakings included in Part II, Item 17 of the Registration Statement, in contemplation of the Undertakings required under Regulation AB on and after the related compliance date. In addition, this Post-Effective Amendment includes a prospectus supplement that (i) updates the Prospectus relating to offerings of securities registered under the Registration Statement and (ii) relates to offerings of such securities with an initial bona fide offer after December 31, 2005, in contemplation of the requirements of Rule 312(a)(1) of Regulation S-T.

        PROSPECTUS SUPPLEMENT
        (TO PROSPECTUS DATED DECEMBER 17, 2003)


                RESIDENTIAL FUNDING MORTGAGE SECURITIES II, INC.
                                    DEPOSITOR

                   HOME EQUITY LOAN PASS-THROUGH CERTIFICATES
                                       AND
                               ASSET-BACKED NOTES
                              (ISSUABLE IN SERIES)

        The discussion under the caption "Additional Information" in the prospectus dated December 17, 2003, is hereby updated to include the following additional language:

               At such time as may be required under relevant SEC rules and regulations, we may provide static pool information in response to Item 1105 of Regulation AB through an Internet Web site. If we determine to do so, the prospectus supplement accompanying this prospectus will disclose the specific Internet address where the information is posted.



                                 AUGUST 29, 2005

ITEM 17. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (a)(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act"); (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, (the "Exchange Act") that are incorporated by reference in this registration statement.

Provided further, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment thereby is provided pursuant to Item 1100(c) of Regulation AB (17 CFR 229.1100(c)).

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b) That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or
Section 15(d) of the Exchange Act, that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) That, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 in the registration statement above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        (d) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act or 1939.

        (e) That, for purposes of determining any liability under the Securities Act each filing of the annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of a third party that is incorporated by reference in the registration statement in accordance with Item 1100(c)(1) of Regulation AB (17 CFR 229.1100(c)(1)) shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (f) That, except as otherwise provided by Item 1105 of Regulation AB (17 CFR 229.1105), information provided in response to that Item pursuant to Rule 312 of Regulation S-T (17 CFR 232.312) through the specified Internet address in the prospectus is deemed to be a part of the prospectus included in the registration statement.

        (g) To provide to any person without charge, upon request, a copy of the information provided in response to Item 1105 of Regulation AB (17 CFR 229.1105) pursuant to Rule 312 of Regulation S-T (17 CFR 232.312) through the specified Internet address as of the date of the prospectus included in the registration statement if a subsequent update or change is made to the information.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Residential Funding Mortgage Securities II, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, has reasonable grounds to believe that the securities rating requirement contained in Transaction Requirement B.5 of Form S-3 will be met by the time of sale of the securities registered hereunder and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 29th day of August 2005.

                                 RESIDENTIAL FUNDING MORTGAGE
                                 SECURITIES II, INC.

                                 By:          /s/ Bruce J. Paradis
                                    ----------------------------------------
                                    Name:     Bruce J. Paradis
                                    Title:    President and Chief Executive
                                              Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




           SIGNATURE                      TITLE                       DATE
-------------------------   -----------------------------       ---------------
                            Director, President and Chief       August 29, 2005
/s/ Bruce J. Paradis        Executive Officer
-------------------------   (Principal Executive Officer)
Bruce J. Paradis


/s/ Kenneth M. Duncan       Acting Chief Financial Officer      August 29, 2005
-------------------------   (Principal Financial Officer)
Kenneth M. Duncan


/s/ Ralph T. Flees          Controller (Principal Accounting    August 29, 2005
-------------------------   Officer)
Ralph T. Flees

/s/ David C. Walker         Director                            August 29, 2005
-------------------------
David C. Walker